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Exhibit 11               COMPUTATION OF EARNINGS PER SHARE
                         Fluke Corporation and Subsidiaries

                                       QUARTER ENDED     THREE QUARTERS ENDED
                                   1/26/96     1/27/95     1/26/96    1/27/95
Shares issued at beginning
   of period                    8,048,677   8,807,391   7,898,674   8,807,391
Less repurchased shares at
   beginning of period                ---  (1,051,765)        ---    (908,701)
Shares outstanding at
   beginning of period          8,048,677   7,755,626   7,898,674   7,898,690
Repurchase of common shares
   weighted average                   ---         ---         ---    (119,231)
Net issuance of shares
   under employees stock plans,
   weighted average                   670       5,942     107,203       5,591
Weighted average common
   shares outstanding           8,049,347   7,761,568   8,005,877   7,785,050
Assumed exercise of stock
   options, weighted average
   of incremental shares          228,355     217,221     265,906     218,630
Average shares and
   share equivalents
   outstanding                  8,277,702   7,978,789   8,271,783   8,003,680
Earnings per Share             $     0.72  $     0.53 $      1.84  $     1.22
Net Income                     $5,981,000  $4,225,000 $15,196,000  $9,788,000
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